               INFORMATION CONCERNING SIMPLIFIED EMPLOYEE PLANS

What is a SEP?
--------------

     A Simplified Employee Plan (the "SEP") is an arrangement designed to provide an employer with a simplified means of making contributions towards your retirement income. Under the SEP, your employer may contribute on your behalf to an Individual Retirement Account ("IRA") investing in shares of International Investors Incorporated or Van Eck Funds, or to some other IRA established by you.

     The IRA to which your employer contributes is referred to as a SEP-IRA. You own and control your SEP-IRA, and SEP contributions become your property as soon as they deposited. Contributions (plus earnings) made by your employer are generally not includible in your gross income until payments are made to you from your SEP-IRA.

What is a Salary Reduction SEP?
        -------------------

     Under the SEP, your employer may give you the option of having up to $7,000 of your annual compensation contributed to your SEP-IRA. If you elect to reduce your salary and have such amount contributed to your SEP-IRA, the amounts contributed (plus any earnings) will not be taxable until you withdraw them from the IRA. Your employer is not permitted to offer you this salary reduction option if more than 25 employees were employed by your employer at any time during the year preceding the year for which the option is offered. In addition, at least one-half of all employees must elect to have contributions made to their SEP-IRAs.

     The information provided here with respect, to SEPs generally applies to SEPs which contain a salary reduction feature unless otherwise indicated.

Participation in the SEP
------------------------

     If your employer maintains a SEP, the law states that you must be eligible to receive a contribution for the year if you are at least 21 years of age, have performed service for the employer for any period of time (however short) during three of any of the immediately preceding five years, and have received at least $300 in total compensation from the employer during the year. Your employer's SEP may contain less restrictive requirements.

     If your employer's SEP contains a salary reduction arrangement, you will be eligible to elect to have your employer contribute up to $7,000 of your annual compensation to your SEP-IRA.

Employer Contributions
----------------------

     The amounts your employer contributes and the amounts, if any, you elect to defer pursuant to a Salary Reduction Arrangement (if available) are not included in your gross income and are not subject to income tax until withdrawn from your SEP-IRA.

     Your employer will determine the amount of the employer contribution to be made to your SEP-IRA based on a percentage of your total compensation, up to a maximum compensation level of $200,000. Under the SEP there is no requirement that an employer maintain a particular level of contributions and it is possible that for a given year no employer contributions will be made on an employee's behalf. If your employer does make a contribution, however, the same percentage of compensation will be contributed for all eligible employees. Your employer cannot contribute an amount which is more than 15 percent of your compensation to your SEP-IRA in any year, and can never contribute more than $30,000 a year to your SEP-IRA.

     If your employer permits, contributions can be made pursuant to a Salary Reduction Arrangement. Contributions under a Salary Reduction Arrangement cannot exceed $7,000 for any one year. All contributions, whether made by your employer or made pursuant to a salary reduction arrangement, are subject to the maximum limitations (15% of compensation or $30,000, whichever is less) discussed above.

     The law requires that an employer contribute on behalf of all employees who have satisfied the eligibility requirements, even if they terminated employment for any reason (including death) during the year. To comply with this provision and to avoid adverse tax consequences, your employer will require you to establish an IRA. If you do not establish an IRA, your employer may establish one for you.

     If for any year your employer determines that the SEP is "Top Heavy", meaning that contributions on behalf of "key employees" (as defined in the Internal Revenue Code), exceed 60 percent of the total contributions for all other employees, your employer must make a contribution to your SEP-IRA in an amount equal to at least 3% of your compensation, notwithstanding any contributions already made on your behalf through a Salary Reduction Arrangement.

How Contributions are Allocated
-------------------------------

     Assume that the employer elects to make a SEP contribution for a year equal to 15% of each participant's compensation. The law contains a $30,000 ceiling on SEP contributions which also must be recognized. The contributions would be allocated as follows:

                               Compensation            SEP Contribution
Participant          A          $ 10,000                    $ 1,500
                     B            30,000                      4,500
                     C            50,000                      7,500
                     D           100,000                     15,000
                     E           150,000                     22,500
                     F*          200,000                     30,000
                     G*          400,000                     30,000

*[Remember that the maximum contribution to a SEP-IRA for the year is $30,000 and that only a maximum of $200,000 in compensation can be used in calculating the contribution for any year.]

May I Make Additional Contributions to my SEP-IRA?
--------------------------------------------------

     Even if you employer contributes to your SEP-IRA in any year, you may still contribute up to $2,000 or 100% of your compensation, whichever is less, either to your SEP-IRA or another IRA. These contributions may be tax-deductible to some extent if your income is below certain levels. The limitations on tax deductions for non-SEP contributions to your SEP-IRA are contained in the disclosure statement which accompanies your III/VEF IRA.

Excess Contributions and Excess Salary Deferrals
------------------------------------------------

Contributions made by your employer (including contributions under a Salary Reduction Arrangement) to your SEP-IRA which exceed the permissible limits set forth in Employer Contributions on P. __ (known as "excess contributions") are
         ----------------------
includible for federal income tax purposes in your gross income in the year contributed. You should withdraw such excess contributions, plus any earnings, by the due date (including extensions) for filing your income tax return in order to avoid the imposition of a 6% penalty tax on the excess amount and its earnings for each year these amounts remain in your SEP-IRA. Amounts withdrawn cannot be transferred or rolled over to another IRA.

     In addition, Salary Reduction Contributions which exceed $7,000 (known as "excess deferrals") are includible for federal income tax purposes in your gross income in the year contributed. You should withdraw such excess deferrals, plus any earnings, by April 15 of the year following the year for which the deferral was made in order to avoid the imposition of a 6% penalty tax on the excess amount and its earnings for each year these amounts remain in your SEP-IRA. Excess deferrals which are withdrawn from your SEP-IRA cannot be transferred or rolled over to another IRA.

     The $7,000 limit applies to all Salary Reduction Arrangements you may have with any employer or employers. If this limit is exceeded due to contributions made on your behalf to another retirement plan or arrangement under a different salary reduction arrangement, you may choose whether to receive a distribution of the excess from this SEP-IRA or from any other plan or arrangement to which Salary Reduction contributions have been made.

     If you have both excess contributions and excess deferrals, the amount of excess deferrals you withdraw by April 15 will reduce your excess contributions.

Withdrawals from a SEP-IRA
--------------------------

     It is possible for you to withdraw funds from your SEP-IRA and within 60 days place such funds in another SEP-IRA or IRA without becoming obligated to pay taxes. This is called a "rollover" and may not be done without penalty more frequently than once a year. However, there are no restrictions on the number of times you may make "transfers" if you arrange to have such funds transferred between the custodians or trustees, so that you never have possession. You should be aware that IRAs other than the IRA into which your employer contributes may provide different rates of return and may have different terms, including restrictions an transfers or withdrawal of funds..

     If you do not want to leave SEP contributions in any IRA, you may withdraw them at any time, subject to the provisions of the SEP-IRA document, but any amounts withdrawn will be included in your income and subject to income tax. Also, if withdrawals occur before attainment of age 59-1/2, and are not made on account of death or disability, you may be subject to the imposition of an extra 10% penalty tax.

What if I am Covered under another Plan?
----------------------------------------

     The maximum contribution (including amounts representing salary reductions) which may be made on your behalf under all SEPs under which you are covered in any year is equal to the lesser of 15% of your total compensation or $30,000. Any contribution made by you or your employer(s) that is more than this yearly deduction limitation may be withdrawn without penalty by the due date (including extensions) for filing your income tax return (normally April 15th), and is includible in your gross income. Any excess amounts (plus earnings) that remain in your SEP-IRA after this time are subject to a 6% penalty tax for each year these amounts remain in your SEP-IRA.

     If you are covered under this SEP and one or more qualified defined contribution or defined benefit pension plans, special rules may limit the amount which may be contributed on your behalf in that year. You should consult your employer if you think you may be affected by these rules.

Tax Treatment of SEP-IRA Distributions
--------------------------------------

     SEP-IRA distributions are not eligible for capital gains treatment or for the special 5-year averaging treatment which may be available for lump sum distributions from other qualified pension benefit plans.

     Distributions from a SEP-IRA are subject to Federal income tax withholding unless the employee elects not to have withholding apply.

     If distributions from all IRAs and employer sponsored retirement plans exceed $150,000 in any year, the employee may be subject to a special 15% tax on the excess.

Additional Information
----------------------

     In addition to the information contained in this document, your employer must provide you with the following information:

     (1) At the time you become eligible to participate in the SEP, the employer or plan administrator must inform you in writing that a SEP agreement has been adopted and state which employees may participate, how employer contributions are allocated and who can provide you with additional information.

     (2) The employer or plan administrator must notify you in writing of all employer contributions to your SEP-IRA (this information must he supplied by January 31 of the year following the year the contribution is made or 30 days after the contribution is made, whichever is later).

     (3) If the SEP your employer maintains permits Salary Reduction Arrangements, your employer must inform you as to how you may make, change or terminate any amounts you elect to have contributed to your SEP-IRA pursuant to this arrangement.

     (4) If your employer amends the SEP, or replaces it with another SEP, your employer or plan administrator must furnish a copy of the amended or new SEP (with a clear written explanation of its effect) to you within 30 days of the date the new SEP or the amendment becomes effective.

     (5) If the employer selects, recommends or substantially influences the IRAs into which your

          SEP contribution will be deposited, the employer or plan administrator must furnish a clear written explanation of the terms of those IRAs at the time you become eligible to participate (such information may also be provided by the financial institution which maintains the IRA). The explanation must include information about the terms of those IRAs such as restrictions on a participant's ability to rollover, transfer, or withdraw funds from the IRAs (including restrictions that allow rollovers or withdrawals but reduce the earnings of the IRAs or impose other penalties).

     (6) If the employer selects, recommends, or substantially influences the employee to choose a specific IRA and the IRA prohibits the withdrawal of funds, the employer or plan administrator may be required to provide the employee with additional information. Regulations promulgated by the Department of Labor under Title 1 of the Employee Retirement Income Security Act of 1974, as amended, should be consulted in this regard.

Additional Information Provided by the Financial Institution
------------------------------------------------------------

     III/VEF or any other financial institution which sponsors your SEP-IRA will provide you with a disclosure statement which contains the following items of information in plain, nontechnical language:

     (1)  the statutory requirements which relate to your SEP-IRA;

     (2) the tax consequences which follow the exercise of various options and what those options are;

     (3) Participation eligibility rules, and rules on the deductibility and nondeductibility of retirement savings;

     (4) the circumstances and procedures under which you may revoke your SEP-IRA, including the name, address, and telephone number of the person designated to receive notice of revocation;

     (5) explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning your SEP-IRA; and

     (6)  financial disclosure information which:

          (a) either projects value growth rates of your SEP-IRA under various contribution and retirement schedules, or describes the method of computing and allocating annual earnings and charges which may be assessed;

          (b) describes whether, and for what period, the growth projections for the SEP-IRA are guaranteed, or a statement of the earnings rate and terms on which the projection is based;

          (c) states the sales commission to be charged in each year expressed as a percentage of $1,000; and

          (d) states the proportional amount of any nondeductible life insurance which may be a feature of your SEP-IRA.

     In addition to this disclosure statement, the financial institution is required to provide you with a financial statement of your SEP-IRA account each year. It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of your SEP-IRA.

     See IRS Publication 590, available at most IRS offices, for a more complete explanation of the disclosure requirements.

              INTERNATIONAL INVESTORS INCORPORATED/VAN ECK FUNDS

                           SIMPLIFIED EMPLOYEE PLAN
                           ------------------------

                              Article I. Purpose
                                         -------

     1.1 This Simplified Employee Plan (the "SEP") is intended to provide simplified employee pensions to eligible Employees of the Employer in accordance with the requirements of Section 408(k) of the Internal Revenue Code of 1986, as amended from time to time. The Employer may contribute towards the retirement income of its Employees as follows: (1) by an arrangement which permits Employees to defer a portion of their annual compensation and receive a corresponding contribution to individual retirement accounts established on their behalf, (2) by Employer contributions to such individual retirement accounts based on a uniform percentage of each Employee's Compensation or (3) by both of the foregoing methods.

     The provisions of the SEP, as set forth herein, shall apply only to eligible Employees who are actively employed by the Employer on or after the Effective Date.

                            Article II. Definitions
                                        -----------

As used in the SEP, the following terms shall have the following meanings, unless the context clearly indicates to the contrary:

     "Adoption Agreement" means the document by which the provisions of the SEP are adopted by the Employer. The Adoption Agreement is an integral part of the SEP.

     "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to Sections of the Code are to such Sections as they may from time to time be amended or renumbered.

     "Compensation" means wages, salaries, professional fees or other amounts derived from or received for personal service actually rendered (including but not limited to, commissions, tips and bonuses) and earned income, as defined in
Section 401(c)(2) of the Code for self-employed individuals within the meaning of Section 401(c)(1) of the Code, but does not include contributions by the Employer to the SEP or to any other qualified pension benefit plan or any other amounts not includible in gross income. Compensation for any Plan Year shall not include amounts in excess of $200,000.

     "Effective Date* means the date upon which the Employer executes the Adoption Agreement or the date specified by the Employer in the Adoption Agreement.

     "Employee" means any individual in the employ of the Employer, including any common-law employee and any self-employed partner or proprietor. Employee shall also include all employees of any employer required to be aggregated with the Employer under Section 414(b)(c) or (m) of the Code and leased employees as defined in Section 414(n) of the Code, excluding any (i) nonresident alien employee who has received no earned income from sources within the United States and (ii) any employee included in a unit of employees covered by a negotiated collective bargaining agreement which does not provide for his participation in the SEP.

     "Employer" means the corporation, partnership or proprietorship set forth in the Adoption Agreement.

     "Nonelective Contributions" means all contributions other than Salary Reduction Contributions.

     "Participant" means each eligible Employee who participates in the SEP in accordance with Section 3.1 and the Adoption Agreement.

     "Plan Year" means the calendar year unless otherwise specified in the Adoption Agreement.

     "Salary Reduction Arrangement" means an arrangement by which the Employee agrees to a reduction in salary in exchange for Employer contributions to his SEP-IRA.

     "Salary Reduction Contributions" means contributions to a Participant's SEP-IRA under a Salary Reduction Arrangement.

     "SEP" means this Simplified Employee Plan, as the same may be amended from time to time.

     "Simplified Employee Plan Individual Retirement Account" or "SEP-IRA" means the International Investors Incorporated/Van Eck Funds Individual Retirement Account or any other individual retirement established under Section 408(a) of the Code or individual retirement annuity established under Section 408(b) of the Code and approved by International Investors Incorporated or Van Eck Funds.

     "Service" means any work performed by an Employee for the Employer, including work performed as a self-employed individual, for any period of time during the Plan Year. For purposes of determining whether an Employee satisfies the Service requirement for participation in the SEP as set forth in Section 3.1, employment with any member of a controlled group of corporations with the Employer (within the meaning of Section 414(b) of the Code), any trade or business which is under common control with the Employer (within the meaning of Section 414(c) of the Code) and any member of an affiliate with the Employer (within the meaning of Section 414(m) of the Code) shall be treated as Service with the Employer

                          Article III. Participation
                                       -------------

     3.1  Each Employee who:

          (1)  has attained age 21;

          (2) has performed Service for the Employer during at least three of the immediately preceding five calendar years; and

          (3) received at least $300 in compensation, from the Employer for the Plan Year shall be enrolled as a Participant in the SEP.

The Adoption Agreement may provide for less restrictive participation requirements.

     3.2 An Employer may make contributions pursuant to Salary Reduction Arrangements only if:

          (1) the Employer maintaining the arrangement had no more than 25 Employees in its employ at any time during the preceding year;

          (2) all eligible Employees have the right to participate in this arrangement; and

          (3) at least 50 percent of the Employees of the Employer elect to defer amounts pursuant to the Salary Reduction Arrangement.

                    Article IV. Contributions: Allocations
                                --------------------------

     4.1 Each Plan Year the Employer shall determine whether or not it will make contributions under the SEP for that Plan Year. The amount of such contribution shall be determined in the sole discretion of the Employer and set forth in writing.

     4.2(a) Nonelective Contributions to each Participant's SEP-IRA shall be limited for any Plan Year to the lesser of (i) 15 percent of Compensation or
(ii) $30,000. Such contributions shall be allocated to each and every Participant's SEP-IRA on the basis of the same percentage of Compensation for each Participant. Amounts contributed may not discriminate in favor of any highly compensated Employee (as defined in Section 414(q) of the Code).

     (b) Salary Reduction Contributions shall be limited to the lesser of (i) 15 percent of Compensation or (ii) $7,000. Amounts contributed will not be treated as discriminating in favor of any highly compensated employee (as defined in Section 414(q) of the Code), if the percentage of total compensation elected to be deferred by each eligible highly compensated employee does not exceed the average of the deferral percentages of all other eligible Employees multiplied by 1.25.

     (c) In no event may the total Nonelective and Salary Reduction Contributions made to a Participant's SEP

IRA for the Plan Year exceed the lesser of (i) $30,000 or(ii) 15 percent of Compensation.

     (d) If, for any Plan Year, the Employer determines that the SEP is "Top Heavy," the Employer shall make a Nonelective Contribution to the SEP-IRA off each individual Participant who is not a "Key Employee" (as defined in Section 416(i) of the Code), in an amount equal to at least 3 percent of each such Participant's Compensation. A SEP will be Top Heavy for the Plan Year if contributions (including Salary Reduction Contributions) on behalf of Key Employees exceed 60 percent of the total contributions for all other Employees.

     4.3(a) Contributions for the Plan Year shall be paid into the SEP-IRA of each Participant no later than the date upon which such Employer's tax return (including any extensions thereof) is required to be filed. The Employer must notify each Participant in writing of all contributions made to such Participant's SEP-IRA by the later of (i) January 31 following the end of the Plan Year for which a contribution is made or (ii) 30 days after a contribution is made.

     (b) If the Participant has not selected and opened a SEP-IRA by the date referred to in paragraph 4.3(a), the Employer shall select and open a SEP-IRA in the name of, and on behalf of the Participant, and shall deposit any contributions for such Plan Year in such SEP-IRA no later than such date.

                              Article V. Benefits
                                         --------

     5.1 All contributions made under the SEP by the Employer on behalf of each Participant shall be fully vested and nonforfeitable at all times.

     5.2 The rights of a Participant relating to amounts contributed to the Participant's SEP-IRA by the Employer shall be subject to any terms and conditions contained in such SEP-IRA, and shall not be determined by this SEP or by the Employer.

     5.3 In the event of a Participant's death, the distribution of the Participant's interest in the SEP-IRA shall be governed by the terms and conditions of the SEP-IRA.

                          Article VI. Administration
                                      --------------

     6.1 The Employer shall have the authority to control and manage the operation and administration of the SEP and shall be responsible for its operation in accordance with its terms. The Employer shall, in its sole discretion, determine all questions arising out of the administration and interpretation of the SEP.

     6.2 The Employer shall make all determinations as to the eligibility of any individual to become a Participant hereunder and as to the amount of any contributions made to a Participant's SEP-IRA for any Plan Year.

     6.3 The Employer shall be the "Named Fiduciary" for operation and administration of the SEP and the "Plan Administrator". The Employer is hereby designated as agent for service of legal process.

                    Article VII. Amendment and Termination
                                 -------------------------

     7.1 By adopting this SEP, the Employer delegates to International Investors Incorporated or Van Eck Funds the power to amend the SEP, including the Adoption Agreement, and the Employer shall be deemed to have consented to such amendment. Each Employer shall be furnished with a copy of any such amendment.

     7.2. The Employer may at any time amend any elective provision of the SEP as contained in the Adoption Agreement by executing a revised Adoption Agreement.

     7.3 Neither the Employer, International Investors Incorporated or Van Eck Funds shall have the power to amend the SEP, including the Adoption Agreement, in any manner which would cause or permit any part of the Employer contributions to be used for, or diverted to, any purposes other than for the exclusive benefit of Participants or their beneficiaries, unless such amendment is necessary to conform this SEP to any law, regulation or ruling or to meet the requirements of the Code or any amendment thereof.

     7.4 The Employer may at any time terminate this SEP by a written instrument properly authorized and executed on behalf of the Employer or by establishing a new SEP.

     7.5 In the event of the dissolution, liquidation, merger, consolidation or reorganization of the Employer, the SEP shall automatically terminate unless the successor to the Employer elects to continue this SEP by written instrument properly authorized and executed on behalf of such successor. In such event, the successor to the Employer shall be substituted for the Employer under the SEP for all purposes.

            SIMPLIFIED EMPLOYEE PLAN OF ___________________________
                         SALARY REDUCTION ARRANGEMENT

     Subject to the provisions of the Simplified Employee Plan, I hereby authorize and request that the following amount be withheld from each of my payroll checks, commencing with the check for the next payroll period:

   -----------------------------------------------------------------
          (1)  an amount equal to __% of my salary
               for each payroll period

                                      or

          (2)  the stated amount of $________ for
               each payroll period.*

   -----------------------------------------------------------------

          *Not more than 15% of compensation or $7,000 total per year.



______________________________           _____________________________________
Date                                     Signature

                                   RIDER 2-A

Investors Fiduciary Trust Company is authorized to honor telephone instructions to exchange shares of any Participating Fund for shares of any other Participatinq Fund in accordance with the terms of the Exchange Privilege. Instructions will be honored only if they include the social security or tax identification number and the shareholder account number of the Owner and are received prior to the close of business of the New York Stock Exchange.

                                   RIDER 2-B

     If any beneficiary fails to survive, the remaining beneficiary or beneficiaries will receive all amounts payable from the IRA as a result of the individual's death in the same proportion as the Percentage of Distributions of the surviving beneficiaries bear to each other. In the absence of designation, or failure of all beneficiaries to survive, all amounts shall be paid to the estate of the individual.

                                   RIDER 2-C

     If none of the designated primary beneficiaries survive the individual, the following contingent beneficiary or beneficiaries will receive all amounts payable from the IRA:

                                   RIDER 2-D

     To establish a Simplified Employee Plan Individual Retirement Account, please complete and sign the Application. Please provide your Social Security Number. Please mail the Application along with two checks payable to Investors Fiduciary Trust Company, as Trustee, one in the amount of your initial contribution and the second in the amount of $10.00, representing the fiduciary's fee to:

                       Investors Fiduciary Trust Company
                                 P.O. Box 407
                          Kansas City, Missouri 64141

     Acceptance of the appointment of the Trustee and the establishment of the Account shall be effective upon receipt by the Trustee of your check.

                                   RIDER 2-E

2.   By Employer on behalf of Employee:

I hereby (i) establish an IRA on behalf of the employee named above (the "employee") in accordance with the terms of the Trust Agreement; (ii) appoint Investors Fiduciary Trust Company, or its successor, as Trustee of the IRA;
(iii) agree that current annual service fees of the Trustee may be deducted from account assets before the end of the calendar year, which fees may be changed upon notice to the Owner of the account; (iv) acknowledge that I have delivered, to the employee, in person or by depositing in the U.S. mails, addressed to his or her last known address as set forth above, a copy of the SEP Booklet, including the Trust Agreement and the "Individual Retirement Account Disclosure Statement," together with a copy of the current prospectus(es) and statements of additional information of the mutual fund(s) in which this contributions is to be invested; (v) agree, on behalf of myself and my successors and assigns, and on behalf of the employee, his executors, administrators, heirs, beneficiaries and assigns, that payment in accordance with the beneficiary designation made by the employee or with the provisions of the Individual Retirement Account Trust Agreement shall constitute a release of the Trustee, International Investors Incorporated, Van Eck Funds, Van Eck Management Corporation, Van Eck Associates Corporation and any director, trustee, officer, employee or agent thereof from any further claim or obligation, on account of any amounts payable under the Trust Agreement.

Name of Employer: ____________________________________________

Signature of Authorized Agent: _______________________________

Date: ____________________

                           SIMPLIFIED EMPLOYEE PLAN
                           ALLOCATION FORMULA NOTICE

TO:       All Eligible Employees

RE:       Allocation Formula Under The Simplified Employee Plan of
          ________________________________.

          Contributions pursuant to the Simplified Employee Plan will be made for (check one) [_] calendar year 19__ or [_] employer's taxable year ending _________________, 19__ to employees who will attain at least ___ (not over 21) years of age during such year and who have performed service for the employer during no less than ___(not to exceed three) years of the immediately preceding five years, at the rate of ___% (not to exceed the lesser of 15% of total compensation or $30,000) of total compensation of each such employee (excluding compensation in excess of $200,000 and the amount of the contribution hereunder).

Date:_____________________          ______________________________
                                    Employer


                                    By:___________________________